Exhibit 99.1

April 21, 2011

Press Release

Left Behind Games to File Suit Against the

Public Company Accounting Oversight Board

LOS ANGELES – April 20, 2011 – Left Behind Games Inc. (OTCQB: LFBG), the world’s largest and only publicly-traded publisher of Christian video games, announced today that it is planning to file suit against the Public Company Accounting Oversight Board (PCAOB). Justification for the suit stems from numerous claims the PCAOB failed to notify LB Games® and its shareholders relating to matters involving its former auditor dating back as far as June 30, 2009, while remaining silent on such matters until January 19, 2011.

According to LB Games, the PCAOB’s decision to settle with the former auditor resulted in LB Games’ audited financials losing their compliance status. This was a remarkable result because LB Games was not at fault or responsible in any way for the PCAOB’s decision and had a perfect record of continued financial compliance since it went public in February 2006. For more than a year and a half, the PCAOB never contacted LB Games regarding problems it knew could interfere with operations or its ability to raise capital. Nor did the PCAOB reach out to LB Games in any attempt to resolve problems it had with its former auditor even with the full knowledge LB Games was the auditor’s only client.

LB Games’ Chief Executive Officer, Troy Lyndon says, “It is one thing to lose the compliance status over improper accounting. It’s another to lose it because someone at the PCAOB could reduce their workload at the expense of our investors. We don’t understand how it was easier for our former auditor and the PCAOB to enter into a settlement agreement than to have an inspection meeting. Especially because in preparation of our amended 10-K last year, we submitted more documents to our former auditor than in any audit in the company’s history. He is a former Ernst & Young lead auditor. This was not a matter of shoty work. It was a settlement for convenience at our expense. How could letting an auditor off the hook from providing documentation ever be construed as looking after the best interests of investors?”

LB Games’ is currently evaluating damages resulting from the PCAOB’s action, which is currently delaying LB Games ability to receive funds from the $10 million financing deal it signed in February 2011. Shares in LB Games (OTCQB: LFBG) are down 80% since the PCAOB’s public notice on January 19, 2011.

About Left Behind Games Inc.

Left Behind Games Inc. is a publicly-traded exclusive publisher of Christian modern media. It is the world leader in the publication of Christian video games and a Christian social network provider. Trade names include Inspired Media Entertainment, LB Games®, Cloud 9 Games® and MyPraize®. The company and its subsidiaries produce quality interactive experiences including entertainment products that perpetuate positive values and appeal to faith-based and mainstream audiences. For more information, go to www.leftbehindgames.com.

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LB GAMES is a registered trademark of Left Behind Games Inc. in the U.S. and other countries. All rights reserved.

LEFT BEHIND is a registered trademark of Tyndale House Publishers, Inc. in the U.S. and other countries. All rights reserved.

Caution Concerning Forward-Looking Statements

This release contains statements, which may constitute "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Those statements include statements regarding the intent, belief or expectations of Left Behind Games. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that results may differ materially from such statements.